Exhibit 99.1

News Release

Superior Industries Concludes Tender Offer for Purchase of Shares of UNIWHEELS AG

SOUTHFIELD, MICHIGAN – May 30, 2017 – Superior Industries International, Inc. (“Superior”) (NYSE:SUP), one of the largest manufacturers of aluminum wheels for OEMs in North America and Europe, announced today that it had concluded its tender offer for the purchase of shares of UNIWHEELS AG (“UNIWHEELS”), for an aggregate consideration of $714.7 million, financed through approximately $670 million of newly funded debt, as well as $150 million of Preferred Equity.

“The conclusion of the tender offer marks the beginning of a new chapter for Superior as a leading global supplier of aluminum wheels with a diversified customer base, expanded geographic reach, and a larger platform for future investment. We are thrilled to welcome the UNIWHEELS team to Superior, and believe this is a remarkable opportunity for our company and our collective employees. This highly transformative and synergistic transaction will deliver meaningful benefits for all of our stakeholders and positions the combined company extremely well for future growth and profitability,” stated Don Stebbins, Superior’s President and Chief Executive Officer.

The subscription period for the tender offer expired on May 22, 2017. As of expiration, 11,445,080 shares had been validly tendered, representing approximately 92.3% of UNIWHEELS shares of common stock, that were acquired by Superior for an average price of 233.67zl per share, or $714.7 million.

In conjunction with the close of the tender offer, Don Stebbins and Kerry Shiba will join the Supervisory Board of UNIWHEELS. In addition, as previously announced, Ransom A. Langford of TPG Growth was appointed to Superior’s Board of Directors in connection with the firm’s investment in Superior.

The Company expects to update its full-year 2017 outlook during its second quarter 2017 earnings call.

About Superior Industries

Superior is one of the largest global aluminum wheel suppliers for OEMs serving both North America and Europe. Superior partners with its customers to provide the marketplace a wide variety of innovative and high quality products. Superior also maintains leading aftermarket European brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Contacts:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com